Exhibit 10.23

AMENDMENT TO EMPLOYMENT AGREEMENT

This is the First Amendment to the Employment Agreement (the “Agreement”) between James Krause (“Employee”) and Chicago Mercantile Exchange Inc. (“Employer”), which became effective on November 21, 2003.

This First Amendment is effective June 1, 2004. Except as set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

Paragraph 1:

Paragraph 1 of the Agreement is hereby amended as follows to reflect Employee’s new position as Chief Information Officer:

Employment. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term as Managing Director, Chief Information Officer, and Employee hereby accepts such employment. Employee shall report to the Employer’s President and Chief Operating Officer. Employee shall perform those duties as determined by CME’s President and Chief Operating Officer, including, but not be limited to, the performance of all duties associated with executive oversight and management of the Employer’s Information Technology Division. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term, subject to the direction of the President and Chief Operating Officer.

Paragraph 2:

The Agreement Term defined in Paragraph 2 of the Agreement is hereby extended through December 31, 2007.

Paragraph 3(a):

The annual Base Salary defined in Paragraph 3(a) of the Agreement is hereby increased to not less than $300,000.00 per year.

CHICAGO MERCANTILE EXCHANGE INC.		JAMES KRAUSE

By:		By:
Title:	CEO	Title:	Managing Director
Chief Information Officer